Free Writing Prospectus
Filed Pursuant to Rule 433

Registration Number 333-202789

Final Term Sheet

2.262% Notes due 2019
3.339% Notes due 2022
Floating Rate Notes due 2022

2.262% Notes due 2019

Issuer:	Ford Motor Credit Company LLC

Trade Date:	March 28, 2017

Settlement Date:	March 31, 2017 (T+3)

Stated Maturity:	March 28, 2019

Principal Amount:	$500,000,000

Interest Rate:	2.262%

Benchmark Treasury:	1.125% due February 28, 2019

Benchmark Treasury Yield and Price:	1.282%; 99-22+

Spread to Benchmark Treasury:	+98 basis points

Yield to Maturity:	2.262%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.150%

Net Proceeds (Before Expenses) to Issuer:	$499,250,000 (99.850%)

Interest Payment Dates:	Semi-annually on each March 28 and September 28, beginning September 28, 2017

Redemption Provision:	The 2019 Notes may not be redeemed prior to the Stated Maturity.

Joint Book-Running Managers: Co-Managers:

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

Lloyds Securities Inc.

Morgan Stanley & Co. LLC

SG Americas Securities, LLC

BNY Mellon Capital Markets, LLC
U.S. Bancorp Investments, Inc.

CUSIP/ISIN:	345397YH0 / US345397YH03

3.339% Notes due 2022

Issuer:	Ford Motor Credit Company LLC

Trade Date:	March 28, 2017

Settlement Date:	March 31, 2017 (T+3)

Stated Maturity:	March 28, 2022

Principal Amount:	$850,000,000

Interest Rate:	3.339%

Benchmark Treasury:	1.875% due February 28, 2022

Benchmark Treasury Yield and Price:	1.959%; 99-19+

Spread to Benchmark Treasury:	+138 basis points

Yield to Maturity:	3.339%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.350%

Net Proceeds (Before Expenses) to Issuer:	$847,025,000 (99.650%)

Interest Payment Dates:	Semi-annually on each March 28 and September 28, beginning September 28, 2017
Redemption Provision:

The 2022 Notes may be redeemed, in whole or in part, on or after February 28, 2022, the date that is one month prior to the maturity date at a redemption price equal to 100% of the principal amount of the 2022 Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers: Co-Managers:

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

Lloyds Securities Inc.

Morgan Stanley & Co. LLC

SG Americas Securities, LLC

BNY Mellon Capital Markets, LLC
U.S. Bancorp Investments, Inc.

CUSIP/ISIN:	345397YL1 / US345397YL15

Floating Rate Notes due 2022

Issuer:	Ford Motor Credit Company LLC

Trade Date:	March 28, 2017

Settlement Date:	March 31, 2017 (T+3)

Stated Maturity:	March 28, 2022

Principal Amount:	$400,000,000

Price to Public:	100.000% plus accrued interest from the Settlement Date

Underwriting Discount:	0.350%

Net Proceeds (Before Expenses) to Issuer:	$398,600,000 (99.650%)

Interest Rate Basis:	Three-Month USD LIBOR

LIBOR Currency:	US dollars

Spread:	+127 basis points

Index Maturity:	Three months

Interest Rate Calculation:	Three-month USD LIBOR determined on the Interest Determination Date plus the Spread

Initial Interest Rate:	Three-month USD LIBOR as of two London Business Days prior to the Settlement Date plus the Spread

Interest Reset Dates:	Quarterly on March 28, June 28, September 28 and December 28 of each year prior to the Maturity Date, commencing June 28, 2017

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Interest Payment Dates:	Interest will be paid quarterly on March 28, June 28, September 28 and December 28 of each year, commencing June 28, 2017 and ending on the Maturity Date

Interest Payment Date Convention:	Modified Following, Adjusted

Day Count Convention:	Actual/360

Denominations:	Minimum denominations of $200,000 with increments of $1,000 thereafter

Joint Book-Running Managers: Co-Managers:

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

Lloyds Securities Inc.

Morgan Stanley & Co. LLC

SG Americas Securities, LLC

BNY Mellon Capital Markets, LLC
U.S. Bancorp Investments, Inc.

CUSIP/ISIN:	345397YJ6 / US345397YJ68

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling BNP Paribas Securities Corp. at 1-800-854-5674, Citigroup Global Markets Inc. at 1-800-831-9146, Goldman, Sachs & Co. at 1-866-471-2526, HSBC Securities (USA) Inc. at 1-866-811-8049, Lloyds Securities Inc. at 1-212-930-5000, Morgan Stanley & Co. LLC at 1-866-718-1649 or SG Americas Securities, LLC at 1-855-881-2108